EXHIBIT 4.01

EXECUTION VERSION

SAXON CAPITAL, INC.,

AS ISSUER,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

AS TRUSTEE

INDENTURE

DATED AS OF MAY 4, 2006

12% SENIOR NOTES DUE 2014

SECTION 2.13.	Record Date	46
SECTION 2.14.	Computation of Interest	46
SECTION 2.15.	CUSIP Number	46
SECTION 2.16.	Special Transfer Provisions	46
SECTION 2.17.	Issuance of Additional Notes	49
ARTICLE III

REDEMPTION
SECTION 3.01.	Notices to Trustee	49
SECTION 3.02.	Selection of Notes to Be Redeemed	50
SECTION 3.03.	Notice of Redemption	5
SECTION 3.04.	Effect of Notice of Redemption	51
SECTION 3.05.	Deposit of Redemption Price	51
SECTION 3.06.	Notes Redeemed in Part	51
SECTION 3.07.	Optional Redemption	51
SECTION 3.08.	Mandatory Redemption or Repurchase	52
SECTION 3.09.	Offer to Purchase by Application of Net Proceeds	52

ARTICLE IV

COVENANTS
SECTION 4.01.	Payment of Notes	54
SECTION 4.02.	Maintenance of Office or Agency	54
SECTION 4.03.	Reports	55

Exhibits:

Exhibit A Form of Note
Exhibit B Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Rule 144A
Exhibit C Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit D Form of Certificate from Acquiring Accredited Investor

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N/A
	(a)(4)	N/A
	(b)	7.08; 7.10
	(c)	N/A
311	(a)	7.11
	(b)	7.11
	(c)	N/A
312	(a)	2.05
	(b)	11.03
	(c)	11.03
313	(a)	7.06
	(b)(1)	N/A
	(b)(2)	7.06
	(c)	11.02
	(d)	7.06
314	(a)	4.03; 4.04
	(b)	N/A
	(c)(1)	11.04
	(c)(2)	11.04
	(c)(3)	11.04
	(d)	N/A
	(e)	11.05
	(f)	N/A
315	(a)	7.01
	(b)	7.05; 12.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N/A
	(b)	6.07
	317(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	1.01
N/A means Not Applicable
Note:	This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE dated as of May 4, 2006 among Saxon Capital, Inc., a Maryland corporation (as further defined below, the “Company”), the Guarantors (the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.  Definitions.

“Accredited Investor” means an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Notes” means any Notes issued under this Indenture (including Initial Additional Notes) in addition to the Initial Notes (other than any Notes issued in respect of Initial Notes pursuant to Section 2.06, 2.07, 2.10, 3.06, 3.09, 4.11, 4.16, 4.17 or 9.05).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the outstanding principal amount of such Note at its final maturity plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through its final maturity, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Asset Acquisition” means: (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any sale and leaseback transaction) to any Person of (A) shares of Capital Stock of a Restricted Subsidiary, (B) all or substantially all the assets of any division or line of operating business of the Company or any Restricted Subsidiary or (C) any other assets of the Company or any Restricted Subsidiary.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by Section 5.01 hereof;

(2) a transfer of assets or an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or a transfer of assets by the Company to a Restricted Subsidiary;

(3) solely for purposes of Section 4.11, a Permitted Investment or a Restricted Payment that is permitted by Section 4.07 (including any formation of or contribution of assets to a Subsidiary or a joint venture);

(4) leases or subleases to third parties, of real property owned in fee or leased by the Company or its Subsidiaries or a disposition or assignment (as lessor) of a lease of real property, or a license of intellectual property, in each case, in the ordinary course of business;

(5) any disposition of property or assets (including inventory and accounts receivable) of the Company or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Company, have become uneconomic, obsolete or worn out;

(6) the disposition of Cash Equivalents or cash;

(7) the sale or other disposition of Capital Stock of, or other Investments in, any Unrestricted Subsidiary;

(8) the sale or other disposition of Receivables, Residual Interests, net interest margin securities, Securitization Securities and other direct or indirect interests in Securitization Vehicles and related assets, in each case in the ordinary course of business (including by way of a Securitization);

(9) Permitted Liens;

(10) without limitation of clause (8), the sale of delinquent loans to unaffiliated third parties; and

(11) the disposition of assets with a Fair Market Value of less than $2.5 million.

“Bankruptcy Law” means Title 11, U.S. Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof. Unless otherwise specified, “Board of Directors” means the Board of Directors of the Company.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification. Unless otherwise specified “Board Resolution” means a Board Resolution of the Company.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP and the final maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), unless more than 65% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of such transferee Person is owned, immediately following such transaction, by Persons who owned ordinary voting stock of the Company immediately prior to such transaction;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) the replacement of a majority of the Board of Directors over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Clearstream” means Clearstream Banking, société anonyme (formerly Cedelbank).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Measurement Date or issued after the Measurement Date, and includes, all series and classes of such common stock.

“Company” means Saxon Capital, Inc., a Maryland corporation, and any successor Person thereto.

“Consolidated Depreciation of Fixed Assets” means, with respect to any Person for any period depreciation of fixed assets expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; plus

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes, franchise and similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Depreciation of Fixed Assets for such period;

(d) amortization expense, including the amortization of Mortgage Servicing Rights and amortization of deferred financing costs, but excluding (i) amortization of loan origination and acquisition costs and (ii) amortization of deferred financing costs related to Funding Indebtedness;

(e) the amount of any severance or restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income;

(f) any other non-cash charges (including any write-offs or write-downs of goodwill, deferred financing costs (other than related to Funding Indebtedness) and other assets) reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent during such future period, and excluding amortization of a prepaid cash item that was paid in a prior period); and

(g) expenses and charges related to any equity offering, incurrence of Indebtedness, Permitted Investment or acquisition or divestiture permitted to be incurred or made under this Indenture (including any such expenses or charges relating to the success and transition bonuses); plus (minus)

(3) to the extent Consolidated Net Income has been reduced (increased) thereby, items classified as non-recurring losses (gains); provided that such losses (gains) are not reasonably likely to recur within two years or there was a similar loss (gain) within the prior two years;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (other than interest expense with respect to Funding Indebtedness), including (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations (whether or not related to Funding Indebtedness); (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation;

(2) to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3) the amount of all dividend payments on any series of Disqualified Capital Stock or Preferred Stock of such Person (other than Preferred Stock of the Company) and, to the extent permitted under this Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries before the payment of dividends on Preferred Stock of such Person for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) gains or losses from Asset Sales or abandonments or reserves relating thereto;

(2) items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets;

(3) the net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except (x) for such restrictions permitted by clauses (b), (f), (g), (h), (i) (to the extent relating to such clause (b)) or clause (m) of Section 4.09, whether such permitted restrictions exist on the Measurement Date or are created thereafter, and (y) to the extent distributions are actually made during such period or after such period and prior to the relevant date of determination;

(4) the net income or loss of any other Person, other than a Consolidated Restricted Subsidiary of the referent Person, except:

(a) to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Restricted Subsidiary of the referent Person (subject, however, to clause (3) above), by such other Person; or

(b) that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

(5) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Measurement Date;

(6) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued);

(7) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133);

(8) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards; provided that the proceeds resulting from any such grant will be excluded from clause (iii)(v) of the first paragraph of Section 4.07; and

(9) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP).

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, as of the specified date (in the case of Section 4.08) or otherwise as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person’s Consolidated Restricted Subsidiaries not owned, directly or indirectly, by such Person, as of such date.

“Consolidated Non-Funding Indebtedness Interest Coverage Ratio” means, with respect to any Person, the ratio of (i) Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ended most recently prior to the date of the transaction giving rise to the need to calculate the Consolidated Non-Funding Indebtedness Interest Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to (ii) Consolidated Interest Expense of such Person for the Four Quarter Period. In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Interest Expense” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Non-Funding Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Non-Funding Indebtedness (and the application of the proceeds thereof), other than (i) the incurrence or repayment of Non-Funding Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date and (ii) the incurrence of Permitted Indebtedness on (but not prior to) the Transaction Date, in each case as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions determined in good faith by the Board of Directors to be (x) reasonably expected to be realized within six months of the Asset Acquisition; provided that if such expense or cost reductions are not actually achieved within such six month period, only the amount actually realized shall be taken in to account after such six month period or (y) calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or

Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Interest Expense” for purposes of determining the denominator of this “Consolidated Non-Funding Indebtedness Interest Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Restricted Subsidiary” means, with respect to any Person, a Restricted Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Tangible Net Worth” of any Person means the Consolidated Net Worth of such Person, excluding goodwill as of the date used to calculate Consolidated Net Worth.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 or such other address as to which the Trustee may give notice to the Company.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company or any of its Restricted Subsidiaries for the purpose of providing credit support (that is reasonably customary as determined by Company senior management) with respect to any Funding Indebtedness.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, future contract, options on future contracts or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Global Notes, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

“Excess Cash Flow” means, for any Excess Cash Flow Period, net income (or loss) of the Taxable REIT Subsidiaries calculated on a consolidated basis in accordance with GAAP plus, in each case to the extent subtracted in calculating such net income and without duplication, the sum of the following, in each case for such Excess Cash Flow Period (except to the extent otherwise expressly provided) and determined for the Taxable REIT Subsidiaries on a consolidated basis in accordance with GAAP:

(a) provision for mortgage loan losses;

(b) Consolidated Depreciation of Fixed Assets;

(c) any unrealized non-cash losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133);

(d) non-cash losses from the sale, conveyance, transfer or other disposition of loans and other mortgage-related receivables (including Servicing Receivables, Mortgage Servicing Rights, Residual Interests and net interest margin securities);

(e) if deducted in calculating net income of the Taxable REIT Subsidiaries, the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application);

(f) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(g) the amount of any non-cash severance or restructuring charge or reserve;

(h) all income taxes, franchise and similar taxes of the Taxable REIT Subsidiaries paid or accrued in accordance with GAAP; and

(i) amortization expense, including the amortization of Mortgage Servicing Rights and amortization of deferred financing costs, but excluding (x) amortization of loan origination and acquisition costs and (y) amortization of deferred financing costs related to Funding Indebtedness;

minus in each case to the extent not subtracted in calculating net income and without duplication, the sum of the following, in each case for such Excess Cash Flow Period (except to the extent otherwise expressly provided) and determined for the Taxable REIT Subsidiaries on a consolidated basis in accordance with GAAP:

(i)any unrealized non-cash gains in respect of Hedging Obligations (including those resulting from the application of SFAS 133);

(ii)non-cash gains from the sale, conveyance, transfer or other disposition of loans and other mortgage-related receivables (including Servicing Receivables, Mortgage Servicing Rights, Residual Interests and net interest margin securities);

(iii)if an addition in calculating net income of the Taxable REIT Subsidiaries, the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP);

(iv)(x) the value of Receivables (including Servicing Receivables, Residual Interests and net interest margin securities, but excluding Mortgage Servicing Rights) acquired during such Excess Cash Flow Period less the aggregate principal amount of Indebtedness incurred solely to finance such acquisitions and (y) the value of Receivables (including Servicing Receivables, Residual Interests and net interest margin securities, but excluding Mortgage Servicing Rights) that the Taxable REIT Subsidiaries have become contractually obligated during such Excess Cash Flow Period to acquire within 90 days after the last day of such Excess Cash Flow Period less the aggregate principal amount of Indebtedness senior management of the Company expects, in its good faith judgment, to incur solely to finance such acquisitions;

(v)(x) the value of Mortgage Servicing Rights acquired during such Excess Cash Flow Period less the aggregate principal amount of Indebtedness incurred solely to finance such acquisitions and (y) the value of Mortgage Servicing Rights that the Taxable REIT Subsidiaries have become contractually obligated during such Excess Cash Flow Period to acquire within 90 days after the last day of such Excess Cash Flow Period less the aggregate principal amount of Indebtedness senior management of the Company expects, in its good faith judgment, to incur solely to finance such acquisitions;

(vi)(x) capital expenditures made during such Excess Cash Flow Period less the proceeds received during such Excess Cash Flow Period of any Indebtedness incurred to finance such capital expenditures and (y) the amount of capital expenditures that the Taxable REIT Subsidiaries have become contractually obligated during such Excess Cash Flow Period to make within 90 days after the last day of such Excess Cash Flow Period less the aggregate principal amount of Indebtedness senior management of the Company expects, in its good faith judgment, to incur solely to finance such capital expenditures;

(vii)all income taxes, franchise and similar taxes of the Taxable REIT Subsidiaries paid in cash during such Excess Cash Flow Period;

(viii)amounts paid (including by way of funding any intercompany Indebtedness) to the Company or any of its Subsidiaries that are qualified REIT subsidiaries which, in the good faith judgment of senior management of the Company, were used or will be used within 90 days after the last day of such Excess Cash Flow Period to (x) make interest payments on the Notes or (y) make the dividends or distributions referred to in clause (5) of the second paragraph of Section 4.07; provided that to the extent such dividends or distributions are to be made within 90 days after the last day of such Excess Cash Flow Period, such dividends or distributions shall have been declared during such Excess Cash Flow Period;

(ix)the amount of Investments made pursuant to (A) clause (1) of the definition of Permitted Investments in a Person that becomes a Restricted Subsidiary as a result of such Investment, or (B) clause (2) of the definition of Permitted Investments, in each case except and solely to the extent that such Investment is funded with non-cash consideration or the cash proceeds from the incurrence of Indebtedness or the issuance of Capital Stock; and

(x)the amount used to repurchase or otherwise redeem Notes pursuant to Section 3.07(2), 4.11, 4.16 or 4.17 in each case solely to the extent that such repurchases or redemptions are not financed with the cash proceeds from the incurrence of Indebtedness or the issuance of Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means Notes containing terms substantially identical to the Initial Notes or any Initial Additional Notes (except that (i) such Exchange Notes shall not contain terms with respect to transfer restrictions and shall be registered under the Securities Act and (ii) certain provisions relating to an increase in the stated rate of interest thereon shall be eliminated), that are issued and exchanged for (a) the Initial Notes, as provided for in the Registration Rights Agreement relating to such Initial Notes and this Indenture or (b) such Initial Additional Notes, as may be provided in any Registration Rights Agreement relating to such Initial Additional Notes and this Indenture (including any amendment or supplement thereto).

“Excluded Subsidiary” means Saxon Securities and Certificates, Inc., a Maryland corporation, and TRS Securities and Certificates, Inc., a Maryland corporation, and any other bankruptcy remote subsidiaries principally engaged in holding Residual Interests.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Other than with respect to the Intangible Valuation Report, Fair Market Value shall be determined by the senior management of the Company when the fair market value of any asset other than cash is estimated in good faith to be below $20.0 million and by the Board of Directors acting reasonably and in good faith in each other case in which case Fair Market Value shall be evidenced by a Board Resolution of the Board of Directors delivered to the Trustee.

"Four Quarter Period" has the meaning ascribed to such term in the definition of Consolidated Non-Funding Indebtedness Interest Coverage Ratio.

“Funding Indebtedness” means (i) any Permitted Warehouse Indebtedness and any Permitted Securitization Indebtedness of the Company or any of its Restricted Subsidiaries, (ii) any Residual or Servicing Interests Funding Indebtedness and (iii) any Indebtedness Refinancing any of the Indebtedness under clause (i) or (ii) and advanced to the Company or any of its Restricted Subsidiaries based upon, and secured by, Receivables, REO Assets, Residual or Servicing Interests or net interest margin securities; provided, however that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness advanced in accordance with this clause (iii) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto over (y) the aggregate (without duplication of amounts) Realizable Value of the assets which secure such Indebtedness shall not be Funding Indebtedness (but shall not be deemed to be a new incurrence of Non-Funding Indebtedness except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness advanced under this clause (iii)). The amount of any Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantor” means (1) each of the Company’s Domestic Restricted Subsidiaries in existence on the Measurement Date (other than Securitization Vehicles and Excluded Subsidiaries) and (2) each of the Company’s Domestic Restricted Subsidiaries (other than Securitization Vehicles and Excluded Subsidiaries) that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor in accordance with the terms of this Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under any Interest Swap Obligations, Currency Agreements or similar agreements providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means a holder of the Notes.

“IAI Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued (or the principal amount of which will be increased) in connection with a transfer to Accredited Investors pursuant to Section 2.06(c).

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (other than obligations described in clauses (1), (2) and (4) above) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of the first Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person and all Preferred Stock issued by a Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock.

Except as otherwise expressly provided in this definition or in the definition of “Capitalized Lease Obligation,” the amount of any Indebtedness outstanding as of any date shall be:

(1) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(2) with respect to any Hedging Obligation, the net amount payable if such Hedging Obligation terminated at that time due to default by such Person;

(3) the accreted value thereof, in the case of any Indebtedness issued at a discount to par; or

(4) except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act.

“Initial Notes” means the Notes issued on the Measurement Date (and any Notes issued in respect thereof pursuant to Section 2.06, 2.07, 2.10, 3.06, 3.09, 4.11, 4.16, 4.17 or 9.05).

“Intangible Valuation Report” means a report by an independent investment banking, appraisal or accounting firm, in each case of national standing in the Company’s industry, providing an opinion as to the Fair Market Value of Residual Interests or Mortgage Servicing Rights, in each case that are not required to appear on the Company’s consolidated balance sheet in accordance with GAAP.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements, “interest only” mortgage derivative assets or other mortgage derivative products, futures contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments, but shall exclude forward loan sales.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be.

“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions in New York State or The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof).

“Measurement Date” means May 4, 2006.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage Servicing Rights” means, with respect to any Person, the mortgage servicing rights of such Person and its Restricted Subsidiaries that are either (a) capitalized on such Person’s consolidated balance sheet or (b) not required to appear on such Person’s consolidated balances sheet, in each case as of the most recent date for which internal financial statements are available, determined in accordance with GAAP.

“MSR Advances” means advances made to the Company or any of its Restricted Subsidiaries under a Warehouse Facility to finance the purchase of, and that are secured by, Mortgage Servicing Rights.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

“Net Interest Margin Securitizations” means any funding arrangement pursuant to which advances are made to the Company or any of its Restricted Subsidiaries in exchange for or secured by net interest margin securities or other similar direct or indirect interests in Securitization Vehicles.

“Non-Funding Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit or other credit facilities; provided that in no event will any such facility that constitutes a Warehouse Facility be deemed to qualify as a Non-Funding Credit Facility.

“Non-Funding Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries (other than Funding Indebtedness). The amount of any Non-Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“Note” or “Notes” means the Initial Notes, any Additional Notes and the Exchange Notes.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Executive Vice President, Senior Vice President or Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the chief financial officer or the treasurer of the Company, that meets the requirements of Section 11.05.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 11.05. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Other Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued (or the principal amount of which will be increased) in connection with a transfer pursuant to Section 2.16(e).

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks equally in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued on the Measurement Date and the related Guarantees and Notes issued in exchange for such Notes and the related Guarantees in accordance with the Registration Rights Agreement;

(2) Non-Funding Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Measurement Date (other than Indebtedness described in clause (1)) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(3) Hedging Obligations of the Company or any of its Restricted Subsidiaries; provided, however, that such Hedging Obligations are entered into for good faith hedging and not entered into for speculative purposes;

(4) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided that: (a) any Indebtedness of a Restricted Subsidiary that is a Guarantor to any other Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to such Guarantor’s obligations under this Indenture and the Notes; and (b) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds, directly or indirectly, any such Indebtedness, such date shall be deemed the incurrence by the Company of Indebtedness not constituting Permitted Indebtedness under this clause (4);

(5) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company; provided that: (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Indenture and the Notes; and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds, directly or indirectly, any such Indebtedness, such date shall be deemed the incurrence by the Company of Indebtedness not constituting Permitted Indebtedness under this clause (5);

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(8) Refinancing Indebtedness;

(9) Funding Indebtedness;

(10) to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Receivables, Residual Interests or other receivables in the ordinary course of business;

(11) Standard Securitization Undertakings and Credit Enhancement Agreements relating to any Securitization;

(12) Guarantees by the Company and its Restricted Subsidiaries of Indebtedness that is otherwise Permitted Indebtedness; and

(13) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any one time outstanding.

“Permitted Investments” means an Investment by the Company or any Restricted Subsidiary of the Company in:

(1) a Restricted Subsidiary of the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of the Company;

(2) another Person, if as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, a Restricted Subsidiary of the Company;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary not to exceed $2.0 million at the time of such Investment;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary of the Company or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Sale as permitted pursuant to Section 4.11 or (B) a disposition of assets not constituting an Asset Sale;

(9) Receivables, including Servicing Advances;

(10) Residual or Servicing Interests, net interest margin securities, or otherwise in Securitization Vehicles in the ordinary course of business (including by way of transfers of Receivables to Securitization Vehicles);

(11) any Person where such Investment was acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(13) any Person to the extent such Investments consist of Interest Swap Obligations and Currency Agreements or similar obligations otherwise permitted under this Indenture;

(14) any Person, which Investments were existing on the Measurement Date, and any extension, modification or renewal of any such Investments existing on the Measurement Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Measurement Date); and

(15) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) outstanding on the date such Investment is made, do not exceed $25.0 million; provided that if an Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment, and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15).

“Permitted Junior Securities” means:

(1) Capital Stock in the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the applicable Guarantees are subordinated to Senior Indebtedness under this Indenture.

“Permitted Liens” means, without duplication, each of the following:

(1) Liens securing Non-Funding Indebtedness (other than Permitted Indebtedness that is not referenced in clauses (2), (3) of the definition thereof) incurred pursuant to Section 4.10 to the extent that after giving effect to the creation of any such Lien and the incurrence of such Non-Funding Indebtedness as of the last day of the most recently ended fiscal quarter for which internal financial statements are available (the “Test Date”) and the incurrence and repayment of any other Indebtedness (but excluding any Permitted Indebtedness incurred on, but not prior to, the Test Date) incurred after the Test Date and on or prior to the date of incurrence of such Non-Funding Indebtedness, the Total Unencumbered Assets of the Company and its Consolidated Restricted Subsidiaries are at least 250% of the aggregate amount of the Unsecured Indebtedness of the Company and its Consolidated Restricted Subsidiaries outstanding on a consolidated basis;

(2) Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(3) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(7) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation and the proceeds thereof;

(8) Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the equipment so acquired, constructed or improved and proceeds thereof and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition or completion of installation, construction or improvement of the relevant property or equipment;

(9) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(10) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(12) Liens securing Acquired Indebtedness incurred in accordance with Section 4.10; provided that (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets (including proceeds thereof) that secured the Acquired Indebtedness prior to the time such

Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

(13) Liens on Receivables, Residual or Servicing Interests, net interest margin securities, the proceeds thereof and other, related documents, records and assets (including REO Assets) to secure Funding Indebtedness (including under more than one facility);

(14) Liens securing Hedging Obligations; and

(15) Liens securing Permitted Indebtedness incurred under clause (13) of the definition thereof.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness used to finance the purchase, origination or pooling of any Receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Restricted Subsidiaries from the applicable Securitization Vehicle, and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding Standard Securitization Undertakings) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets which secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Non-Funding Indebtedness except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Securitization Indebtedness).

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness over (y) the aggregate (without duplication of amounts) Realizable Value of the assets which secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Non-Funding Indebtedness except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Warehouse Indebtedness).

“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock,” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of tangible property or equipment.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“QIB Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in an initial denomination equal to the outstanding principal amount of the Initial Notes or any Initial Additional Notes, in each case initially sold to QIBs in reliance on Rule 144A or Section 4(2) of the Securities Act.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Company in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Warehouse Indebtedness, Securitization Indebtedness or Residual or Servicing Interests Funding Indebtedness (or, if such agreement does not contain any related provision, as determined by senior management of the Company in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other mortgage-related receivables (including Servicing Receivables and Mortgage Servicing Rights but excluding Residual Interests and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or, with respect to Servicing Receivables and Mortgage Servicing Rights, otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Reference Date” has the meaning ascribed to such term in Section 4.07(iii)(u) of this Indenture.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or

Indebteness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness (including Permitted Indebtedness) incurred in accordance with the Section 4.10 (other than pursuant to clauses (3), (4), (5), (6), (7), (10) or (11) of the definition of Permitted Indebtedness), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any accrued interest or premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

(2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, (ii) if such Indebtedness being Refinanced is Indebtedness of the Company guaranteed by a Subsidiary, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and such Subsidiary or any Guarantor, and (iii) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registered Exchange Offer” means an offer to exchange Initial Notes or Initial Additional Notes, if any, for Exchange Notes pursuant to a Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement dated as of May 4, 2006 among the Company, the Guarantors and J.P. Morgan Securities Inc. and any subsequent Registration Rights Agreements for Exchange Notes issued hereunder.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in an initial denomination that, when aggregated with any other Regulation S Global Notes, will equal the outstanding principal amount of the Initial Notes or any Initial Additional Notes, in each case, initially sold in reliance on Rule 903 of Regulation S.

“REIT” means any entity that qualifies as a “real estate investment trust” under Section 856(a) of the Code.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Measurement Date and any business activities that are the same, substantially similar, reasonably ancillary or complementary thereto.

“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Receivable or Servicing Advance.

“Residual Interests” means (i) any residual interests in Securitizations, Securitization Securities, net interest margin securities or any other interests in Securitization Vehicles or (ii) the residual value of any assets that are financed through Securitization Indebtedness or Warehouse Indebtedness, regardless of whether required to appear on the face of the consolidated financial statements of such Person and its Consolidated Restricted Subsidiaries in accordance with GAAP.

“Residual or Servicing Interests” means any Mortgage Servicing Rights and any Residual Interests, in each case of the Company and its Restricted Subsidiaries.

“Residual or Servicing Interests Funding Facility” means any funding arrangement (including Securitization) with lenders under which advances are made to the Company or any of its Restricted Subsidiaries based upon Residual or Servicing Interests.

“Residual or Servicing Interests Funding Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries under a Residual or Servicing Interests Funding Facility or a Net Interest Margin Securitization; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Residual or Servicing Interests Funding Indebtedness for which the holder thereof has contractual recourse (other than any Standard Securitization Undertaking) to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Residual or Servicing Interests Funding Indebtedness over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Residual or Servicing Interests Funding Indebtedness shall be deemed not to be Residual or Servicing Interests Funding Indebtedness and the portion of such Indebtedness that ceases to constitute Residual or Servicing Interests Funding Indebtedness shall be deemed outstanding Non-Funding Indebtedness (but shall not be deemed to be a new incurrence except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness under a Residual or Servicing Interests Funding Facility or a Net Interest Margin Securitization) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Office of the Trustee, including any managing director, director, vice president, assistant vice president, assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Reversion Date” has the meaning ascribed to such term in the definition of “Suspension Period.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Company or any of its Restricted Subsidiaries (regardless of the Realizable Value of such property).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization” means a public or private transfer or financing of Receivables, Residual Interests or REO Assets in the ordinary course of business by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Receivables, Residual Interests or REO Assets.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Vehicle rating issued pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.

“Securitization Securities” has the meaning ascribed to such term in the definition of “Securitization Vehicle.”

“Securitization Vehicle” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed, mortgage backed or mortgage pass-through securities of any kind (including collaterized mortgage obligations and net interest margin securities) or issuing any other Indebtedness (whether or not in the form of securities) backed by Receivables or Residual Interests (“Securitization Securities”) and (ii) any special purpose, bankruptcy remote Restricted Subsidiary of the Company or any of its Restricted Subsidiaries established in connection with the issuance of Securitization Securities including Saxon Asset Securities Company and any other entity (or several entities) that serves as an intermediate entity between a Restricted Subsidiary that initially purchases or originates Receivables or Residual Interests and an entity referred to in clause (i) regardless of whether such Restricted Subsidiary is an issuer of Securitization Securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Restricted Subsidiary of the Company other than under Securitization Securities, Standard Securitization Undertakings, Credit Enhancement Agreements and related Hedging Obligations, as the case may be.

“Senior Indebtedness” has the meaning provided in Section 13.01.

“Senior Subordinated Indebtedness” means, with respect to any Servicing Guarantor, Indebtedness that ranks equal in right of payment to the Guarantee of such Servicing Guarantor.

“Servicing Advances” means advances made by the Company or any of its Restricted Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer.

“Servicing Guarantor” means each Guarantor that is required by the terms of a Warehouse Facility to subordinate its Guarantee in right of payment to its obligations under such Warehouse Facility with respect to (and to the extent of) MSR Advances.

“Servicing Receivables” means rights to collections under mortgage-related receivables, or other rights to reimbursement of Servicing Advances that the Company or a Restricted Subsidiary of the Company has made in the ordinary course of business and on customary industry terms.

“Significant Subsidiary” with respect to any Person at any time of determination, means any Restricted Subsidiary of such Person that satisfies at such time of determination the criteria for a “Significant Subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act; provided that “Significant Subsidiary” shall not include any Securitization Vehicle that does not have outstanding any Indebtedness other than Funding Indebtedness and related Hedging Obligations. On the Measurement Date, Saxon Capital Holdings, Inc. is a Significant Subsidiary.

“Special Interest” means special or additional interest in respect of Notes that is payable by the Company as liquidated damages upon specified registration defaults pursuant to any Registration Rights Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or a Restricted Subsidiary which are reasonably customary in a rated receivables securitization transaction, as determined by Company senior management, including recourse for matters such as fraud, misappropriation and misapplication.

“Subordinated Indebtedness” means all of the Company’s and its Restricted Subsidiaries’ Indebtedness that expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes or the relevant Guarantees.

“Subsidiary” with respect to any Person at any time of determination, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances is, at such time of determination, owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Suspension Period” means the period (a) beginning on the date that: (1) the Notes are rated Investment Grade; provided that, prior to the assignment of the Investment Grade ratings, the Company has advised the applicable rating agencies that the Suspendable Covenants will not apply during the Suspension Period; (2) no Default or Event of Default has occurred and is continuing; and (3) the Company has delivered an Officers’ Certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied; and (b) ending on the date (the “Reversion Date”) that Notes are no longer rated Investment Grade.

“Taxable REIT Subsidiary” means any Restricted Subsidiary which qualifies as a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code.

“Test Date” has the meaning ascribed to such term in the definition of “Permitted Liens.”

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, then “TIA” means, to the extent required by such amendment, the Trust Indenture Act of 1939 as so amended.

“Total Unencumbered Assets” as of any date means the sum (without duplication) of

(a) all assets on the consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries (but excluding intangibles (it being understood that Residual or Servicing Interests are not intangibles for this purpose and that capitalized debt issuance costs are intangibles), any deferred tax assets and accounts receivable (other than Receivables)) plus

(b) the value, as stated in an Intangibles Valuation Report dated within 90 days of such date of determination of Total Unencumbered Assets, of Residual or Servicing Interests, in each case of the Company and its Restricted Subsidiaries that are not required to appear on the Company’s consolidated balance sheet as of such date and in the case of (a) or (b), on such date either (x) not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP or (y) securing Funding Indebtedness, but in the case of clause (y) solely to the extent of the excess (determined as of the most recent date for which internal financial statements are available), if any, of (i) the aggregate (without duplication of amounts) Realizable Value of the assets which secure such Funding Indebtedness over (ii) the amount of any such Funding Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Funding Indebtedness (other than Standard Securitization Undertaking).

“Transaction Date” has the meaning ascribed to such term in the definition of “Consolidated Non-Funding Indebtedness Interest Coverage Ratio.”

“Transfer Restricted Notes” means Notes that bear or are required to bear the Private Placement Legend.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 1, 2014; provided, however, that if the period from the redemption date to May 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Deutsche Bank Trust Company Americas until a successor replaces Deutsche Bank Trust Company Americas in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Global Note” means a permanent global note substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary) to be an Unrestricted Subsidiary unless such Restricted Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Restricted Subsidiary of the Restricted Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with Section 4.07; and

(2) each Restricted Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary complies with Section 4.07 the portion of the Fair Market Value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Restricted Subsidiary, in each case as determined in good faith by the Board of Directors, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 4.07.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.10; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

As of the Measuring Date, no Subsidiaries shall be deemed to be Unrestricted Subsidiaries.

“Unsecured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (and excluding, in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase or origination or finance the pooling of Receivables by the Company or a Restricted Subsidiary of the Company, (ii) finance the funding of or refinance Servicing Advances; (iii) finance or refinance the carrying of REO Assets related to Receivable or (iv) finance or refinance the purchase or origination or finance the pooling of Residual Interests; provided that such purchase, origination, pooling, funding, refinancing and carrying is in the ordinary course of business.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

SECTION 1.02.  Other Definitions

Term	Definedin Section
Affiliate Transaction	4.13
Agent Members	2.06(a)
Authentication Order	2.02
Change of Control Offer	4.16
Change of Control Payment	4.16
Change of Control Payment Date	4.16
Company	Preamble
Covenant Defeasance	8.03
DTC	2.03
Event of Default	6.01
Excess Cash Flow Offer	4.17
Excess Cash Flow Offer Date	4.17
Excess Cash Flow Offer Amount	4.17
Excess Cash Flow Period	4.17
Guarantee Blockage Notice	13.03
Guarantee Payment Blockage Period	13.03
Guarantor Payment Default	13.03
incur	4.10
Net Proceeds Offer	4.11
Net Proceeds Offer Amount	3.09
Net Proceeds Offer Trigger Date	4.11
Non-Guarantor Payment Default	13.03
Offer Period	3.09
pay its Guarantee	13.03
Paying Agent	2.03
Purchase Date	3.09
Registrar	2.03
Restricted Payments	4.07
Suspendable Covenants	4.19
Trigger Date	4.17

SECTION 1.03.  Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04.  Rules of Construction. Unless the context otherwise requires:

(1)  a term has the meaning assigned to it;

(2)  an accounting term not otherwise defined has the meaning assigned to it, and all accounting determinations shall be made, in accordance with GAAP;

(3)  “or” is not exclusive and “including” means “including without limitation”;

(4)  words in the singular include the plural, and in the plural include the singular;

(5)  all exhibits and the terms and provisions contained in the Notes are incorporated by reference herein and expressly made a part of this Indenture; however, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling;

(6)  Indebtedness that is unsecured shall not be deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral;

(7)  references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(8)  references to any statute, law, rule or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law, rule or regulation;

(9)  any transaction or event shall be considered “permitted by” or made “in accordance with” or “in compliance with” this Indenture or any particular provision thereof if such transaction or event is not expressly prohibited by this Indenture or such provision, as the case may be; and

(10)  “will” is interpreted to express a command.

(11)  Acts of Holders

(12)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(13)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(14)  Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(15)  The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(16)  Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(17)  Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the Beneficial Owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(18)  The Company may fix a record date for the purpose of determining the Persons who are Beneficial Owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01.  Form and Dating.

(a)  General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000.

The Global Notes shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee as the Note Custodian, or if the Trustee is not the Note Custodian, the Note Custodian at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(b)  The Initial Notes are being issued by the Company only (i) to QIBs and (ii) in reliance on Regulation S. After such initial offers, Initial Notes that are Transfer R

(c)  stricted Notes may be transferred (i) to QIBs in reliance on Rule 144A, (ii) to Accredited Investors in accordance with the Private Placement Legend, (iii) outside the United States pursuant to Regulation S, (iv) to the Company, in each case, in accordance with the terms of this Indenture and the Notes or (v) pursuant to other transfers that do not require registration under the Securities Act. Initial Notes that are offered to QIBs in reliance on Section 4(2) of the Securities Act shall be issued in the form of one or more permanent QIB Global Notes deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are transferred to Accredited Investors in accordance with the Private Placement Legend shall be in the form of one or more permanent IAI Global Notes deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more Regulation S Global Notes deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The QIB Global Notes, IAI Global Notes and the Regulation S Global Notes shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes between or among QIBs and Accredited Investors and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Sections 2.06 and 2.16.

Section 2.01(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

(d)  The Trustee shall have no responsibility or obligation to any Holder that is a member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(e)  Definitive Notes shall be substantially in the form of Exhibit A, attached hereto (but without including the text referred to in footnotes 2, 3 and 4 thereto).

(f)  Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02.  Execution and Authentication. An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature (which may be by facsimile) of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount of $150,000,000, (ii) Additional Notes from time to time for original issue in aggregate principal amount specified by the Company and (iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes or Initial Additional Notes, in each case specified in clauses (i) through (iii) above, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the Notes are to be authenticated, whether such notes are to be Initial Notes, Additional Notes or Exchange Notes and whether the Notes are to be issued as one or more Global Notes and such other information as the Company may include or the Trustee may reasonably request. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

SECTION 2.03.  Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. Until the Company notifies the Trustee in writing that it has appointed or maintained another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

SECTION 2.04.  Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the Trustee for the benefit of Holders of Notes or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the

Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of Notes all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.  Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).

SECTION 2.06.  Transfer and Exchange.

(a)  Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Section 2.06(f).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)  Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Definitive Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests only if (i) the Depositary notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be registered as a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice, (ii) the Company at its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture or (iii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary to issue such Definitive Notes.

(c)  In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surre

(d)  dered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Definitive Notes of authorized denominations.

(e)  The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(f)  A Definitive Note may not be transferred or exchanged for a beneficial interest in a Global Note.

(g)  Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)  Private Placement Legend. Except as permitted by Section 2.16, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF NOTES OFFERED AND SOLD UNDER RULE 144A: TWO YEARS AND IN THE CASE OF NOTES OFFERED AND SOLD UNDER REGULATION S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL

BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(ii)  Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS

WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

(h)  Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)  General Provisions Relating to Transfers and Exchanges.

(i)  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.10, 3.06, 4.11, 4.16, 4.17 and 9.05).

(iii)  The Registrar shall not be required to register the transfer of or exchange any Note or portion of a Note selected for redemption or repurchase in whole or in part, except the unredeemed or unrepurchased portion of any Note being redeemed or repurchased in part.

(iv)  All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)  The Company shall not be required to register the transfer of or to exchange a Note for a period of 15 days before a selection of Notes to be redeemed or repurchased or during the period between a record date and the next succeeding interest payment date.

(vi)  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)  The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(viii)  All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 or Section 2.16 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.07.  Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional legally binding obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.  Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company or a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date plus accrued and unpaid interest to such date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.  Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

SECTION 2.10.  Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate, upon receipt of an Authentication Order, definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.  Cancellation. The Company at any time may deliver Notes and by written notice direct the Trustee to cancel such Notes. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such canceled Notes in its customary manner. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.  Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of Notes on a subsequent special record date, in each case at the rate provided in such Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each such Note and the date of the proposed payment and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders of such Notes a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.  Record Date. The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c) and Section 1.05.

SECTION 2.14.  Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15.  CUSIP Number. The Company in issuing the Notes may use “CUSIP” numbers, and if it does so, the Trustee shall use such CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP numbers.

SECTION 2.16.  Special Transfer Provisions. Unless and until a Transfer Restricted Note is transferred or exchanged under an effective registration statement under the Securities Act, the following provisions shall apply:

(a)  Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note to a QIB:

(i)  The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit B hereto.

(ii)  If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in either a Regulation S Global Note, an IAI Global Note or an Other Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note, IAI Global Note or Other Global Note, as applicable, to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note, IAI Global Note or Other Global Note, as applicable.

(iii)  Transfers Pursuant to Regulation S. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(iv)  The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto from the proposed transferor.

(v)  If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, an IAI Global Note or an Other Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note, IAI Global Note or Other Global Note, as applicable, to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note, IAI Global Note or Other Global Note, as applicable.

(b)  Transfers to Non-QIB Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note to any Accredited Investor which is not a QIB:

(i)  The Registrar shall register any proposed transfer of a Transfer Restricted Note to an Accredited Investor which is not a QIB if (a) the requested transfer is after the second anniversary of the Measurement Date; provided, however, that neither the Company nor any Affiliate of the Company has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the second anniversary of the Measurement Date or (b) the proposed transferee has delivered to the Registrar a certificate substantially in the form set forth in Exhibit D hereto, together with the legal opinion, if any, required thereby.

(ii)  If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, a Regulation S Global Note or an Other Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note, Regulation S Global Note or Other Global Note, as applicable, to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note, Regulation S Global Note or Other Global Note, as applicable.

(iii)  Exchange Offer. Upon the occurrence of the applicable Registered Exchange Offer in accordance with the applicable Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Global Notes not bearing the Private Placement Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes that are Transfer Restricted Notes tendered for acceptance in accordance with the Registered Exchange Offer and accepted for exchange in the Registered Exchange Offer.

Concurrently with the issuance of such Global Notes, the Registrar shall cause the aggregate principal amount of the applicable Transfer Restricted Notes to be reduced accordingly, and the Registrar shall deliver to the Persons designated by the Holders of Transfer Restricted Notes Global Notes not bearing the Private Placement Legend in the appropriate principal amount.

(c)  Other Transfers. The following provisions shall apply with respect to the registration by the Registrar of any other proposed transfer of a Transfer Restricted Note that does not require registration under the Securities Act:

(i)  The Registrar shall register such transfer if it is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a legal opinion from a law firm of nationally recognized standing to the effect that such transfer does not require registration under the Securities Act.

(ii)  Subject to clause (iii) below, if the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in either a QIB Global Note, a Regulation S Global Note or an IAI Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Other Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note, the Regulation S Global Note or the IAI Global Note, as applicable, to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such QIB Global Note, Regulation S Global Note or IAI Global Note, as applicable.

(iii)  In connection with the first transfer pursuant to this Section 2.16(e), an Other Global Note shall be issued in the form of a permanent Global Note substantially in the form set forth in Exhibit A hereto, deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as herein provided. Each Other Global Note shall be issued with its own CUSIP number. The aggregate principal amount of the Other Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian.

(iv)  Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Transfer Restricted Notes, the Registrar shall deliver only Transfer Restricted Notes unless either (i) such transfer or exchange is made in connection with a Registered Exchange Offer, (ii), or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(d)  General. By its acceptance of any Transfer Restricted Note, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17.  Issuance of Additional Notes. Subject to the Company’s compliance with Section 4.10 hereof, the Company shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto (and other than with respect to transfer restrictions, any Registration Rights Agreement and additional interest with respect thereto). The Initial Notes, any Additional Notes and all Exchange Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(i)  the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)  the issue price and the date on which such Additional Notes shall be issued, the CUSIP number, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(iii)  whether such Additional Notes shall be Transfer Restricted Notes and whether they will be QIB Global Notes or Regulation S Global Notes.

(iv)

REDEMPTION

SECTION 2.18.  Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

SECTION 2.19.  Selection of Notes to Be Redeemed. If less than all of the Notes are redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee shall deem fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures).

SECTION 2.20.  Notice of Redemption. Subject to the provisions of Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a)  the redemption date;

(b)  the redemption price;

(c)  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)  the name and address of the Paying Agent;

(e)  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)  that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)  that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 2.21.  Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 2.22.  Deposit of Redemption Price. At or prior to 10:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. Notwithstanding anything herein to the contrary, if a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered on the redemption date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 2.23.  Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note will be in a minimum principal amount of $2,000 and an integral multiple of $1,000.

SECTION 2.24.  Optional Redemption.

(1)  At any time, or from time to time, on or prior to May 1, 2009, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Initial Notes and Additional Notes initially issued under this Indenture at a redemption price of 112.000% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

(2)  In addition, the Notes may be redeemed, in whole or in part, at any time prior to the maturity date at the option of the Company at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date.

(3)  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

SECTION 2.25.  Mandatory Redemption or Repurchase. Except as otherwise provided in Section 4.11, Section 4.16 or Section 4.17 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or be required to repurchase any Notes.

SECTION 2.26.  Offer to Purchase by Application of Net Proceeds. In the event that the Company shall be required to commence an offer to all Holders to purchase Notes pursuant to Section 4.11 (a “Net Proceeds Offer”), it shall follow the procedures specified below.

The Net Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (any such date of purchase, the “Purchase Date”) (which shall not be less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.11 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been tendered, all Notes tendered in response to the Net Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. Unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Purchase Date. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09, the Company shall comply with such laws and regulations shall not be deemed to have breached its obligations under this Section 3.09.

Notwithstanding anything to the contrary in this Indenture, if the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered on the Purchase Date.

Within 25 days following the Net Proceeds Offer Trigger Date, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(a)  that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.11 and the length of time the Net Proceeds Offer shall remain open;

(b)  the Net Proceeds Offer Amount, the purchase price and the Purchase Date;

(c)  that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)  that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Purchase Date;

(e)  that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer may elect to have Notes purchased in minimum denominations of $2,000 and integral multiples of $1,000 only;

(f)  that Holders electing to have a Note purchased pursuant to any Net Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(g)  that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)  that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000 and integral multiples of $1,000, shall be purchased); and

(i)  that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes or portions thereof tendered pursuant to the Net Proceeds Offer or if less than the Net Proceeds Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a minimum principal amount of $2,000 and integral multiples of $1,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Net Proceeds Offer on the Purchase Date.

ARTICLE III

COVENANTS

SECTION 3.01.  Payment of Notes. The Company shall pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company shall pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in any Registration Rights Agreement.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates Deutsche Bank Trust Company Americas, at 60 Wall Street - 27th floor, New York, New York 10005, Attn: Trust and Securities Services, as one such office or agency of the Company in accordance with Section 2.03.

SECTION 3.02.  Reports.

(a)  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish the record Holders of Notes:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations.

(b)  If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

(c)  In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public

(d)  availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)  Notwithstanding anything to the contrary, the Company will be deemed to have complied with its obligations in the preceding three paragraphs if it has timely filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) the reports and information described above.

SECTION 3.03.  Compliance Certificate.

(1)  The Company and each Guarantor (to the extent that such Guarantor is required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do have such knowledge, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.

(2)  The Company shall deliver to the Trustee, as soon as possible and in any event within five days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or propose to take with respect thereto.

SECTION 3.04.  Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not likely to result in a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole.

SECTION 3.05.  Stay, Extension and Usury Laws. The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.06.  Restricted Payments. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (including any payment or distribution in connection with any merger or acquisition);

(1)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company);

(2)  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than Indebtedness owed by the Company or any Restricted Subsidiary to another Restricted Subsidiary or the Company) of the Company or any of its Restricted Subsidiaries (other than principal payments on, purchases, defeasance, redemption, prepayment, decreases or other acquisition or retirement for value of such Subordinated Indebtedness due within one year of the date of such principal payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value); or

(3)  make any Restricted Investment;

if at the time of such action (each, a “Restricted Payment”) or immediately after giving effect thereto:

(i)  a Default or an Event of Default shall have occurred and be continuing or would result therefrom;

(ii)  the Company is not able to incur at least $1.00 of additional Non-Funding Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.10; or

(iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Measurement Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of the property comprising such Restricted Payment) shall exceed the sum of:

(u) the sum of (A) 95% of the cumulative Consolidated Net Income of the Company (or, while the Company is not a REIT, 50% of the cumulative Consolidated Net Income of the Company) (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned during the period from April 1, 2006 through the last day of the Company’s most recent fiscal quarter which ends prior to the date (the “Reference Date”) on which the Restricted Payment occurs (treating such period as a single accounting period) plus (B) while the Company is a REIT, amortization expense associated with Mortgage Servicing Rights of the Company for such period which amount under this clause (B) shall not exceed, together with the amount in clause (A), the amount that the senior management of the Company determines in good faith to be necessary to be paid as a dividend or distribution for the Company to maintain its status as a REIT under the Code; plus

(v) 100% of the aggregate net cash proceeds and 100% of the aggregate Fair Market Value of property other than cash, in each case received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Measurement Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than net cash proceeds received from the issuance or sale of such Qualified Capital Stock to (a) a Subsidiary of the Company or (b) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or is guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the Reference Date); plus

(w) without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Measurement Date; plus

(x) without duplication of any amounts included in clause (iii)(v) above, the amount by which Indebtedness of the Company or any Restricted Subsidiary of the Company (other than Subordinated Indebtedness) is reduced on the Company’s consolidated balance sheet upon the conversion or exchange of such Indebtedness into Qualified Capital Stock of the Company subsequent to the Measurement Date; plus

(y) 100% of the aggregate amount of net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than a sale to a Restricted Subsidiary of the Company), repayments of loans or advances or other transfers of assets (including by way of dividend, interest payment or distribution) by such Person to the Company or any Restricted Subsidiary; and

(B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution or a dividend from an Unrestricted Subsidiary or an interest payment by an Unrestricted Subsidiary; plus

(z) upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investments of the Company or a Restricted Subsidiary (other than such Restricted Subsidiary) in such Unrestricted Subsidiary as of the date of such redesignation.

The preceding provisions do not prohibit:

(1)  the payment of any dividend (i) within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or (ii) to the extent such dividend was declared prior to the Measurement Date;

(2)  the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or is guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the Reference Date)) of shares of Qualified Capital Stock of the Company; provided that the net cash proceeds from such sale of Qualified Capital Stock shall be excluded from clause (iii)(v) above;

(3)  the acquisition of any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or is guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the Reference Date)) of (a) shares of Qualified Capital Stock of the Company; provided that the net cash proceeds from such sale of Qualified Capital Stock will be excluded from clause (iii)(v) above, or (b) Refinancing Indebtedness;

(4)  repurchases by the Company of Common Stock of the Company from current or former employees, officers and directors or consultant of the Company or any of its Restricted Subsidiaries or their authorized representatives (a) upon the death, disability or termination of employment of such employees, officers or directors or (b) pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time, in an aggregate amount for clauses (a) and (b) not to exceed $2.0 million in any calendar year (with unused amounts in any calendar year (before giving effect to any carryforward) being carried over to the next succeeding (but not any other) calendar year);

(5)  if no Event of Default or payment Default shall have occurred and be continuing, the declaration or payment, from time to time, by the Company of any dividend or distribution so long as the amount of such dividends and distributions (taken together with all other dividends and distributions made by the Company with respect to the applicable taxable year) does not exceed the amount that the senior management of the Company determines in good faith to be necessary for the Company to (x) maintain its status as a REIT under the Code and (y) reduce excise taxes (in an amount not to exceed the amount of such excise taxes that would have been imposed for such taxable year if no such dividend or distribution had been made); provided that the senior management’s d

(6)  termination of such amount shall be based on senior management’s estimates of the Company’s REIT taxable income for the taxable year to which such dividend or distribution relates; and

(7)  repurchases of (A) Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options, (B) Capital Stock from directors, officers, and employees in connection with the vesting of such person’s restricted stock to the extent necessary to allow such employees to pay taxes in connection with restricted stock that has vested and (C) Capital Stock or options to purchase Capital Stock deemed to occur in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes;

(8)  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(9)  Restricted Payments in an amount not to exceed $35.0 million; and

(10)  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.16 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.11; provided that prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, the Company has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in Section 4.11 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer.

In determining the aggregate amount of Restricted Payments made subsequent to the Measurement Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1)(i), (2)(ii), (4), (5), (6)(B), (8) and (9) shall be included in such calculation and the amounts under (1)(ii), 2(i), 3, 6(A), 6(C) and (7) and the dividend declared by the Company on March 24, 2006 to be paid on or about April 28, 2006 shall be excluded.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. Not later than the date on which the Company is required to deliver financial statements pursuant to Section 4.03 with respect to the fiscal quarter during which any Restricted Payment is made, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

In making the computations required by clause (iii)(u) of the first paragraph of this Section 4.07, the Company may rely on projections prepared in good faith by senior management of the Company for the fiscal quarter ending on the Reference Date, whether or not financial statements for such period are internally available.

SECTION 3.07.  Maintenance of Total Unencumbered Assets. The Total Unencumbered Assets of the Company and its Consolidated Restricted Subsidiaries shall be at least 200% of the aggregate principal amount of the Unsecured Indebtedness of the Company and its Consolidated Restricted Subsidiaries, in each case as of the last day of any fiscal quarter of the Company during the term of the Notes (it being understood that compliance with this Section shall be determined on the date financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 4.03 or, if earlier, the date such financial statements are actually delivered).

SECTION 3.08.  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)  pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)  transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a)  applicable law, rule, regulation or order (including any restrictions imposed by Ginnie Mae or Fannie Mae or similar organizations);

(b)  this Indenture and the Notes;

(c)  customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d)  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)  (i) agreements existing on the Measurement Date including each Warehouse Facility and agreements governing other Indebtedness existing on the Measurement Date to the extent and in the manner such agreements are in effect on the Measurement Date and (ii) any new Indebtedness incurred after the Measurement Date in accordance with this Indenture on terms that (A) are not less favorable to the Company than the Warehouse Facility and agreements governing other Indebtedness existing on the Measurement Date in any material respect as determined by the senior management in their reasonable and good faith judgment or (B) are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith would not reasonably be expected to impair the ability of the Company to make scheduled payments of interest on and principal of the Notes as and when due;

(f)  provisions of any agreement governing Indebtedness incurred in accordance with this Indenture that impose such encumbrances or restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under the agreement;

(g)  restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with this Indenture;

(h)  provisions of any agreement governing Indebtedness incurred in accordance with this Indenture that require a Restricted Subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its Capital Stock;

(i)  an agreement governing Indebtedness incurred to Refinance all or part of the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable to the Company in any material respect as determined by the senior management of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e);

(j)  agreements governing any Securitization Vehicle or group of Securitization Vehicles (and limited to such Securitization Vehicle or group of Securitization Vehicles) that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary or advisable to effect a Securitization after the Measurement Date;

(k)  with respect to clause (3) only, (i) any security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages or (ii) any transfer of, agreement to transfer, option or right with respect to, or Lien

(l)  on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture;

(m)  contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; or

(n)  any requirement to obtain Board of Directors or independent board member approval prior to payment of any dividend or other distribution.

SECTION 3.09.  Limitation on Incurrence of Additional Non-Funding Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Non-Funding Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness.

Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Non-Funding Indebtedness (including Acquired Indebtedness), the Company or any of its Restricted Subsidiaries may incur Non-Funding Indebtedness (including Acquired Indebtedness), in each case if on the date of the incurrence of such Non-Funding Indebtedness (including Acquired Indebtedness), after giving effect to the incurrence thereof and the use of proceeds thereof:

(a)  the Consolidated Non-Funding Indebtedness Interest Coverage Ratio of the Company is greater than 3.25 to 1.0; and

(b)  the ratio of Consolidated Tangible Net Worth of the Company to the aggregate amount of Non-Funding Indebtedness outstanding on a consolidated basis is greater than 2.0 to 1.0.

If the Company or any Restricted Subsidiary incurs any Non-Funding Indebtedness on any date and also incurs any Permitted Indebtedness on such date, such Permitted Indebtedness shall be disregarded for purposes of calculating the ratios described above on such date.

For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) of the definition thereof or is entitled to be incurred pursuant to the second paragraph of this Section 4.10, the Company shall, in its sole discretion, classify (and from time to time reclassify) such item of Indebtedness in any manner that complies with this Section 4.10. The Company will be entitled to divide and classify (and from time to time reclassify) an item of Indebtedness in more than one of the types of Indebtedness described in clauses (1) through (13) of the definition thereof and the second paragraph of this Section 4.10. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or other Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or other Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.10.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.10, the maximum amount of Indebtedness that the Company may incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.10.  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2)  at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined in clause 3(b) below) and/or any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 60 days after receipt and is received at the time of such disposition; provided that the amount of any liabilities of the Company or any such Restricted Subsidiary as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision; and

(3)  except as provided in the next paragraph upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof:

(4)  to permanently reduce Indebtedness under any Non-Funding Credit Facility (including revolving and/or term Indebtedness) and, in the case of any such Indebtedness under any revolving credit facility, effect a dollar-for-dollar reduction in the commitments under such revolving credit facility;

(a)  to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in any Related Business (“Replacement Assets”); and/or

(b)  a combination of prepayment and investment permitted by the foregoing clauses(3)(a) and (b).

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and/or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and/or (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase to all Holders (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, and to all holders of Pari Passu Indebtedness in accordance with provisions governing any Pari Passu Indebtedness requiring the Company or such Restricted Subsidiary to prepay, purchase or redeem such Pari Passu Indebtedness with the proceeds from any Asset Sales (or offer to do so), from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price (the “Net Proceeds Offer Price”) equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that (i) if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.11 and (ii) the Net Proceeds Offer Price for any such Pari Passu Indebtedness may exceed 100% of principal amount plus accrued and unpaid interest thereon to the date of purchase if so provided under the relevant documentation, in which case the Company shall use other funds to pay such excess, including any Net Cash Proceeds that would otherwise remain after consummation of the Net Proceeds Offer.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $15.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph). Pending the final application of any Net Cash Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under any revolving credit facility, including any Warehouse Facility, or otherwise temporarily invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture.

To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an aggregate principal amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased, repaid or redeemed out of Net Cash Proceeds on a pro rata basis based on the aggregate principal amounts of Notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered), provided that the Net Proceeds Offer Price of any Pari Passu Indebtedness for this purpose shall be deemed equal to 100% of principal amount plus accrued and unpaid interest thereon to the date of purchase. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

In the event that the Company shall be required to commence an offer to Holders to purchase Notes pursuant to this Section 4.11, it shall follow the procedures specified in Section 3.09.

SECTION 3.11.  Additional Restricted Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary (other than a Securitization Vehicle or an Excluded Subsidiary) that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary (other than a Securitization Vehicle or an Excluded Subsidiary) having total assets with a book value in excess of $500,000, then such transferee, acquired or other Domestic Restricted Subsidiary shall:

(1)  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2)  deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary subject to customary exceptions.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until released from its Guarantee in accordance with the provisions of the Indenture.

SECTION 3.12.  Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(1)  Affiliate Transactions otherwise permitted in this Section 4.13; and

(2)  Affiliate Transactions on terms that are no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or of such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate fair market value of more than $15.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an investment banking, appraisal or accounting firm, in each case of national standing, and file the same with the Trustee.

The restrictions set forth in the first two paragraphs of this Section 4.13 shall not apply to:

(1)  reasonable fees and compensation paid to and employee benefits plans or arrangements and indemnity provided to or on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2)  transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by this Indenture;

(3)  any agreement as in effect as of the Measurement Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Measurement Date as determined in good faith by the Board of Directors or senior management of the Company;

(4)  Restricted Payments and Permitted Investments permitted by this Indenture;

(5)  transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries has made an Investment and such Person is an Affiliate solely because of such Investment;

(6)  any issuance of Capital Stock of or capital contributions to the Company;

(7)  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors or the senior management thereof; and

(8)  transactions between the Company or one of its Restricted Subsidiaries and any Securitization Vehicle in the ordinary course of business.

SECTION 3.13.  Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind on the assets of the Company or any of its Restricted Subsidiaries securing Indebtedness of the Company or any of its Restricted Subsidiaries unless:

(1)  in the case of Liens securing Indebtedness of the Company or any Guarantor that is expressly subordinate or junior in right of payment to the Notes, or the Guarantee of such Guarantor, as the case may be, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)  in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured except for:

(a)  Liens existing as of the Measurement Date to the extent and in the manner such Liens are in effect on the Measurement Date;

(b)  Liens securing the Notes and the Guarantees;

(c)  Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced; and

(d)  Permitted Liens.

SECTION 3.14.  Existence; Conduct of Business.

(1)  Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corp

(2)  rate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the senior management of the Company determines in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not likely to result in a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole; provided, further, that the Company shall not be required to maintain its status as a REIT.

(3)  The Company and its Restricted Subsidiaries will engage primarily in the business of originating, purchasing, retaining, selling and servicing loans and other activities related, ancillary or complementary to or arising out of those activities.

SECTION 3.15.  Repurchase at the Option of Holders upon a Change of Control. Upon the occurrence of a Change of Control and unless the Company has previously exercised its right to redeem all of the outstanding Notes pursuant to Section 3.07, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to (i) 101% of the principal amount thereof plus (ii) accrued and unpaid interest to the date of purchase (such sum, the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(1)  that a Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)  the purchase price and the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(3)  that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)  that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)  that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at

(6)  the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date;

(7)  that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(8)  that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to at least $2,000 in principal amount and integral multiple of $1,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.16, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.16.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

Notwithstanding anything to the contrary in this Indenture, if the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered on the Change of Control Payment Date.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a minimum principal amount of $2,000 and an integral multiple of $1,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether or not any other provisions in this Indenture are applicable.

Notwithstanding any other provision of this Section 4.16, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all such Notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 3.16.  Excess Cash Flow Offer.

(a)  If the Company’s Excess Cash Flow for the two consecutive fiscal quarter period ending March 31, 2007 and any two fiscal quarter period thereafter (measured semi-annually) (each such two fiscal quarter period, an “Excess Cash Flow Period”) exceeds zero, the Company will, on or before the 60th day (the “Trigger Date”) following the last day of such Excess Cash Flow Period (subject to paragraph (e) below), be required to make an offer to all Holders of Notes to purchase the principal amount of Notes equal to the lesser of the amount of Excess Cash Flow for such Excess Cash Flow Period and $10.0 million (the “Excess Cash Flow Offer Amount”).

Each offer to purchase Notes pursuant to this Section 4.17 (each, an “Excess Cash Flow Offer”) shall be made to each Holder of Notes outstanding at the time of such offer, shall offer to purchase Notes at a purchase price of 100% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase and shall remain open for a period of not less than 20 Business Days (or any longer period as is required by law).

(b)  If the Company is required to make an Excess Cash Flow Offer pursuant to this Section 4.17, the Company will mail a notice (the date on which such notice is mailed being referred to as the “Excess Cash Flow Offer Date”) of such Excess Cash Flow Offer, on or before the Trigger Date, to each Holder with a copy to the Trustee stating:

(1)  that the Company is offering to purchase Notes in an amount equal to the Excess Cash Flow Offer Amount at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date);

(2)  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the Excess Cash Flow Offer Date); and

(3)  the instructions, as determined by the Company, consistent with this Section 4.17, that a Holder must follow in order to tender its Notes.

(4)  If the aggregate purchase price of the Notes tendered exceeds the amount so offered, the Company will select the Notes to be purchased on a pro rata basis but in minimum denominations of $2,000 principal amount and integral multiples of $1,000.

(c)  Upon surrender of a Note that is purchased in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note will be in a minimum principal amount of $2,000 and an integral multiple of $1,000.

(d)  Notwithstanding the foregoing, the Company may, upon providing the Trustee with an Officers’ Certificate so stating, suspend an Excess Cash Flow Offer or postpone making an Excess Cash Flow Offer, in each case for a period not to exceed 60 consecutive days, if (1) an event or circumstance occurs and is continuing as a result of which the written materials distributed (or any document incorporated by reference therein) to Holders of Notes in connection with an Excess Cash Flow Offer would, in the good faith judgment of the Board of Directors contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (2) (i) the Board of Directors determines in its good faith judgment that the disclosure of such event or circumstance at such time would constitute material non-public information, is not otherwise required to be filed with or furnished to the SEC and would have a material adverse effect on the Company’s business, operations or prospects or (ii) the Board of Directors otherwise determines, in its good faith judgment, that the disclosure would constitute material non-public information, is not otherwise required to be filed with or furnished to with the SEC and would relate to a material business transaction or development.

(e)  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to this Section 4.17. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.17, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.17 by virtue thereof.

SECTION 3.17.  [Reserved]

SECTION 3.18.  Application of Suspension Covenants. Notwithstanding anything to the contrary in this Indenture, during the Suspension Period, the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15(2), 4.17 and clause (2) of Section 5.01 (collectively, the “Suspendable Covenants”). All other covenants and provisions of this Indenture will apply at all times so long as any Notes remain outstanding.

For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of Section 4.07 following a Suspension Period, calculations under the applicable clause will be made with reference to such Measurement Date as set forth in that clause. Accordingly, subject to the third to last paragraph of Section 4.07, Restricted Payments made during the Suspension Period will reduce the amount available to be made as

 Restricted Payments under clause (iii) and the items specified in subclauses (u) through (z) of clause (iii) that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (iii), in each case following the Reversion Date. Any Restricted Payments made during the Suspension Period that are of the type described in clause (4) under the second paragraph of Section 4.07 shall reduce the amounts permitted to be incurred under such clause (4) on the Reversion Date. In addition, during the Suspension Period, all references herein to “Restricted Subsidiaries” or “Unrestricted Subsidiaries” will be deemed to be references to “Subsidiaries” and the definitions of “Restricted Subsidiary” and “Unrestricted Subsidiary” shall be deemed deleted. Also, any encumbrance or restriction of the type referred to in Section 4.09 incurred during the Suspension Period shall not result in a Default when such covenant is reinstituted.

For purposes of Section 4.11, on the Reversion Date, the Net Proceeds Offer Amount will be reset at zero.

ARTICLE IV

SUCCESSORS

SECTION 4.01.  Merger, Consolidation, or Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)  either:

(a)  the Company shall be the surviving or continuing entity; or

(b)  the Person (if other than the Company) formed by or surviving such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i)  shall be a corporation, limited partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that if such surviving person is not a corporation, a corporate Wholly Owned Restricted Subsidiary of such Person organized under the laws of the United States, any state or the District of Columbia becomes a co-issuer of the Notes in connection therewith; and

(ii)  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2)  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Acquired Indebtedness and other Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Non-Funding Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.10;

(3)  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Acquired Indebtedness and other Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)  the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing:

(a)  clauses (2) and (4) of this Section 5.01 will not apply to the consolidation or merger of the Company with or into a Restricted Subsidiary or the consolidation or merger of a Restricted Subsidiary with or into the Company; and

(b)  clause (2) of this Section 5.01 will not apply to any merger or consolidation of the Company with an Affiliate formed solely for the purpose of reforming the Company in another jurisdiction or solely for the purpose of facilitating the formation of a holding company.

SECTION 4.02.  Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, such Company under this Indenture and the Notes with the same effect as if such successor Person had been named therein as such Company, and (except in the case of a lease) the Company, and in the case of a transfer of the Company’s assets (other than the Capital Stock of its Restricted Subsidiaries), the Guarantors (except in the case of a transfer of less than all of the consolidated assets of the Company) shall be released from the obligations under the Notes and the Guarantees.

SECTION 4.03.  Merger of Guarantors. Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company, any other Guarantor or an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another jurisdiction unless:

(i)  the entity formed by or surviving any such consolidation or merger (if other than such Guarantor) is a corporation, limited partnership, trust or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii)  subject to Section 5.02, entity assumes by supplemental indenture all of the obligations of the Guarantor on this Indenture, the Guarantee or the Registration Rights Agreement; and

(iii)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

ARTICLE V

DEFAULTS AND REMEDIES

SECTION 5.01.  Events of Default. Each of the following is an “Event of Default” with respect to the Notes:

(1)  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not prohibited by Article XIII);

(2)  the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not prohibited by Article XIII);

(3)  a default in the observance or performance of any other covenant or agreement contained in this Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that

(4)  such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 as it relates to the Company, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(5)  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Funding Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

(6)  one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than a judgment or judgments in respect of Funding Indebtedness where the judgment creditor (in its capacity as such) does not have rights against assets of the Company and its Restricted Subsidiaries other than those assets that secure such Funding Indebtedness) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments to the extent covered by an insurance company that has not contested coverage of such judgment or judgments in writing);

(7)  the Company or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(a)  commences a voluntary case,

(b)  consents to the entry of an order for relief against it in an involuntary case,

(c)  consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)  makes a general assignment for the benefit of its creditors;

(8)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)  is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

(b)  appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(c)  orders the liquidation of the Company or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Significant Subsidiary that is a Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

SECTION 5.02.  Acceleration.

(a)  If an Event of Default (other than an Event of Default specified in clause (6) or (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in the then outstanding principal amount of the Notes may declare the principal of and accrued interest on all the then outstanding Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a), the Holders of a majority in the then outstanding principal amount of the Notes may rescind and cancel such declaration and its consequences: (i) if the rescission would not conflict with any judgment or decree; (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(c) If an Event of Default specified in clause (6) or (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 5.03.  Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Waiver of Existing Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Event of Default in the payment of interest on, or the principal of, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 5.04.  Control by Majority. Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. The Trustee may take any other action which it deems proper that is not inconsistent with any such directive.

SECTION 5.05.  Limitation on Suits. Subject to Section 6.07 a Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)  the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)  the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)  such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)  the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)  during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 5.06.  Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 5.07.  Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 5.08.  Priorities. If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Senior Indebtedness of a Servicing Guarantor to the extent of such Senior Indebtedness and to the extent required by Article XIII hereof;

Third: to Holders of Notes for amounts due and unpaid on the Notes for interest, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Fourth: to Holders of Notes for amounts due and unpaid on the Notes for principal and premium, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and premium, respectively; and

Fifth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10 and Section 1.05.

SECTION 5.09.  Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

SECTION 5.10.  Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 5.11.  Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 5.12.  Delay and Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

TRUSTEE

SECTION 5.13.  Duties of Trustee.

(1)  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(2)  Except during the continuance of an Event of Default:

(a)  the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(b)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions required to be furnished to the Trustee hereunder and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein).

(3)  The Trustee may not be relieved from liabilities for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct, except that:

(a)  this paragraph does not limit the effect of paragraph (2) of this Section;

(b)  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(c)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(4)  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (1), (2), and (3) of this Section 7.01.

(5)  No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall

(6)  have offered to the Trustee security and indemnity satisfactory to it against any loss, liability, claim, damage or expense.

(7)  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(8)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or documents.

SECTION 5.14.  Rights of Trustee.

(1)  The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(2)  Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(3)  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4)  The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(5)  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of such Company.

(6)  The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(7)  The Trustee shall not be charged with knowledge of any Default or Event of Default unless either (a) a Responsible Officer of the Trustee shall have actual knowledge of such Default or Event of Default or (b) written notice of such Default or Event of Default shall have been given to and received by a Responsible Officer of the Trustee by the Company or any Holder.

(8)  In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(9)  The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed by the Trustee to act hereunder.

(10)  In the event the Company is required to pay Special Interest, the Company will provide written notice to the Trustee of the Company’s obligation to pay Special Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Special Interest to be paid by the Company. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Special Interest is payable and the amount thereof.

SECTION 5.15.  Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 5.16.  Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 5.17.  Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee acquires knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Reports by Trustee to Holders of the Notes. By May 15th of each year, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 5.18.  Compensation and Indemnity. The Company, shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture, any Registration Rights Agreement and any other document delivered in connection with any of such agreements and its services under any of such agreements or other documents, as separately agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and Guarantors shall, jointly and severally, indemnify the Trustee against any and all losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture, any Registration Rights Agreement and any other document delivered in connection therewith (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is determined to have been caused by its own gross negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 7.07 shall survive resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

SECTION 5.19.  Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)  the Trustee fails to comply with Section 7.10;

(b)  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)  a custodian or public officer takes charge of the Trustee or its property; or

(d)  the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 5.20.  Successor Trustee by Merger, etc.If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 5.21.  Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

SECTION 5.22.  Preferential Collection of Claims Against the Company. The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE VI

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 6.01.  Option to Effect Legal Defeasance or Covenant Defeasance. The Company and the Guarantors may, at any time, elect to have either Section 8.02 or 8.03 be applied to the outstanding Notes and the related Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 6.02.  Legal Defeasance and Discharge. Upon the exercise by the Company and the Guarantors under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations applicable to the outstanding Notes and the related Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all their other obligations under such Notes, this Indenture, the related Guarantees and any Registration Rights Agreement (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;

(1)  the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments held in trust;

(2)  the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(3)  the Legal Defeasance provisions of this Indenture.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 6.03.  Covenant Defeasance. Upon the exercise by the Company and the Guarantors under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations applicable to Notes under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15(2), 4.16, 4.17, 5.01(2), 5.03 and with respect to outstanding Notes and the related Guarantees on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the related Guarantees, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through 6.01(8) shall not constitute Events of Default. In addition, upon Covenant Defeasance, the applicable Guarantees of each Guarantor shall be released.

SECTION 6.04.  Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  the Company must irrevocably deposit with the Trustee (or another qualifying trustee, collectively for purposes of this Section 8.04 and Section 8.05, the "Trustee"), in trust, for the benefit of the Holders cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient (without

(2)  reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company and the Guarantors must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(3)  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(a)  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of this Indenture, there has been a change in the applicable federal income tax law,

and, in either case to the effect that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(4)  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5)  no Default (other than a Default resulting from the borrowing of funds to be applied to such deposit and grant of any Lien securing such borrowing) shall have occurred and be continuing on the date of such deposit;

(6)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(7)  the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no Holder is an insider of the Company following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of the Company in its capacity as issuer of the Notes, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(8)  the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company, any Guarantor or others; and

(9)  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered and the conditions set forth in clauses 4(b) and (6) shall not apply if all applicable Notes not theretofore delivered to the Trustee for cancellation

(a)  have become due and payable or

(b)  will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 6.05.  Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest (including any Special Interest), but such money need not be segregated from other funds except to the extent required by law. Money and Government Securities so held in trust are not subject to Article XIII.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 6.06.  Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes, shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE VII

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 7.01.  Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, from time to time, the Company, the Guarantors and the Trustee, without the consent of, or prior notice to, the Holders, may amend this Indenture:

(1)  to cure any ambiguity, defect or inconsistency;

(2)  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)  to provide for or confirm the issuance of Additional Notes;

(4)  to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company pursuant to Article V;

(5)  to add or release any Guarantee in accordance with the provisions of this Indenture;

(6)  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder;

(7)  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA or otherwise as necessary to comply with applicable law;

(8)  to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)  to provide for the issuance of (x) Exchange Notes or (y) private exchange notes which are identical to Exchange Notes except that they are not freely transferable;

(10)  to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes; or

(11)  making any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Upon the request of the Company and the Guarantors accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, Notes or Guarantee (or an amendment or supplement of any of the foregoing), and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture, Notes or Guarantee authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture, Notes or Guarantee that affects its own rights, duties or immunities under this Indenture, Notes or Guarantee or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture and delivery of an Officer’s Certificate.

SECTION 7.02.  With Consent of Holders of Notes. Except as provided below in this Section 9.02, this Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. This includes consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes. Any existing Default or compliance with any provision of this Indenture, the Notes or the Guarantees (other than any provision relating to the rights of any Holder to bring suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes, on or after the scheduled due dates expressed in the Notes) may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes). Sections 2.08 and 2.09 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, Notes or Guarantee (or an amendment or supplement of any of the foregoing), and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents (if any) described in Section 7.02, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental Indenture, Notes or Guarantee (or such amendment or supplement) unless such amended or supplemental Indenture, Notes or Guarantee (or such amendment or supplement) directly affects the Trustee’s own rights, duties or immunities under this Indenture, Notes or Guarantee or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture, Notes or Guarantee (or such amendment or supplement).

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes or Guarantee (or such amendment) or waiver. Without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by such Holder):

(1)  reduce the principal amount of Notes whose Holders must consent to an amendment;

(2)  reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(3)  reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)  make any Notes payable in money other than that stated in the Notes;

(5)  make any change in provisions of this Indenture that impairs the right of each Holder to receive payment of principal of and interest on such Note on or after the

(6)  due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive payment Defaults or Events of Default;

(7)  after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(8)  modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(9)  release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.

SECTION 7.03.  Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 7.04.  Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder. An amendment, supplement or waiver becomes effective once both (i) the requisite number of consents have been received by the Company or the Trustee and (ii) such amendment, supplement or waiver has been executed by the Company, the Guarantors and the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 7.05.  Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 7.06.  Trustee to Sign Amendments, etc. The Trustee shall sign any amended or supplemental Indenture, Notes or Guarantee (or an amendment or supplement to any of the foregoing) authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or otherwise. The Company and the Guarantors may not sign an amendment or supplemental Indenture until their respective Boards of Directors approve it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 11.04, an Officer’s Certificate and an Opinion of Counsel, in each case from the Company, stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

SECTION 7.07.  Payments for Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE VIII

GUARANTEE

SECTION 8.01.  Unconditional Guarantee. Each of the Guarantors hereby jointly and severally, unconditionally guarantees to the Holders of all Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (i) the principal of, interest, premium, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. Each of the Guarantors agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, and action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes, this Indenture and this Guarantee, and waives any and all defenses available to a surety (other than payment in full). Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01. If any Holder or the Trustee is required by any court or otherwise to return to the Company or the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid by the Company or the Guarantors to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any oblige on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Except to the extent provided in Article XIII with respect to the Guarantees of Servicing Guarantors, the Guarantee issued by any Guarantor shall be a general unsecured obligation of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 8.02.  Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Waiver of Subrogation. Until all Obligations under the Notes are paid in full, each Guarantor irrevocably waives any claims or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Guarantors’ Obligations under its Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Company, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantors in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Guarantors for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of the Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.03 is knowingly made in contemplation of such benefits.

SECTION 8.03.  Execution of Guarantee. To evidence its Guarantee to the Holders set forth in this Article X, each Guarantor agrees to execute the Guarantee endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Guarantor agrees that its Guarantee set forth in this Article X shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. Each such Guarantee shall be signed on behalf of each Guarantor by one of its authorized Officers prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Guarantee on behalf of the Guarantors. Such signatures upon the Guarantee may be by manual or facsimile signature of such Officer and may be imprinted or otherwise reproduced on the Guarantee, and in case any such Officer who shall have signed the Guarantee shall cease to be such Officer before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the Person who signed the Guarantee had not ceased to be such Officer of the Guarantors.

If required by Section 4.12, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.12 hereof and this Article X, to the extent applicable.

SECTION 8.04.  Waiver of Stay, Extension or Usury Laws. Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive it from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 8.05.  Release of Guarantors

(a)  The Guarantors shall be released from their obligations under the Guarantees under the circumstances described in Section 5.02.

(b)  In the event that any of the Capital Stock of a Guarantor is sold by the Company (including by way of a merger) and, as a result of such sale, such Guarantor ceases to be a Subsidiary of the Company and the sale complies with Section 4.11, such Guarantor’s Guarantee shall be released (it being understood that only such portion of the Net Cash Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be so applied). It is expressly acknowledged that the application of the Net Cash Proceeds of any such sale or other disposition following the date of such release shall not be a condition precedent to such release and any failure to make such application as required by such Section 4.11 shall not cause the revocation of any such release (it being understood that such failure shall constitute a Default or Event of Default, as applicable).

(c)  Any Guarantor that is designated as an Unrestricted Subsidiary in accordance with the provisions of this Indenture will be automatically released from its Guarantee and the Indenture upon effectiveness of such designation.

(d)  If the Guarantee of any Guarantor is released pursuant to the foregoing provisions such Person shall cease to be a Guarantor or otherwise a party to this Indenture and, upon the request by the Company, the Trustee shall execute appropriate instruments acknowledging such termination and the release of such Person from its obligations hereunder and the Guarantee.

MISCELLANEOUS

SECTION 8.06.  Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

SECTION 8.07.  Notices. Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or the Guarantors:

Saxon Capital, Inc.

4860 Cox Road; Suite 300

Glen Allen, VA 23060

Attention: General Counsel and Corporate Secretary

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10016

Telecopier No.: (212) 351-4008

Attention: Joerg Esdorn, Esq.

If to the Trustee:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

MS: NYC60-2710

New York, NY 10005

Attention: Trust and Securities Services

With a copy to:

Deutsche Bank National Trust Company

for Deutsche Bank Trust Company Americas

25 De Forest Avenue

Second Floor, MS 50M01-0105

Summit, New Jersey 07801

Attention: Trust and Securities Services

Tel: 908-608-3162

Fax: 732-578-4635

The Company, the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 8.08.  Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 8.09.  Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)  an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 8.10.  Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

a statement that the Person making such certificate or opinion has read such covenant or condition;

(1)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(2)  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied (and in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(3)  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 8.11.  Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 8.12.  No Personal Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders. No past, present or future director, officer, employee, incorporator agent or stockholder of the Company or any Guarantors, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and a Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

SECTION 8.13.  Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES AND ANY GUARANTEE WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES OR ANY GUARANTEE.

SECTION 8.14.  No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 8.15.  Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes, as the case may be, shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Severability. In case any provision in this Indenture or the Notes, as the case may be, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.16.  Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8.17.  Table of Contents, Headings, etc.The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions.

SECTION 8.18.  Qualification of Indenture. The Company and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement. The Trustee shall be entitled to receive from the Company and the Guarantors any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

ARTICLE IX

SATISFACTION AND DISCHARGE

SECTION 9.01.  Satisfaction and Discharge of Indenture. The Notes, the Guarantees and any Registration Rights Agreement shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Notes, the related Guarantees and any Registration Rights Agreement, when

(1)  either:

(a)  all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen or which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)  all Notes not theretofore delivered to the Trustee for cancellation have become (or will become within one year) due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal (of premium, if any) and interest on the Notes to the date of the maturity or redemption thereof, as the case may be, together with irrevocable instru

(c)  tions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3)  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Notes have been complied with.

When the Notes have ceased to be of further effect pursuant to this Section 12.01, then this Indenture shall cease to be of further effect, and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture. Notwithstanding the satisfaction and discharge of the Notes or this Indenture pursuant to this Article XII, the obligations of the Company to the Trustee under Section 7.07, and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the obligations of the Trustee under Section 12.02 shall survive such satisfaction and discharge.

SECTION 9.02.  Application of Trust Money. All money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

ARTICLE X

SUBORDINATION OF CERTAIN GUARANTEES

SECTION 10.01.  Agreement to Subordinate. Each Servicing Guarantor agrees, and each Holder by accepting a Note agrees, that the obligations of such Servicing Guarantor under its Guarantee are subordinated in right of payment, to the extent and in the manner provided in this Article XIII, to the prior payment in full of all MSR Advances (“Senior Indebtedness”) and that the subordination is for the benefit of and enforceable by the lenders under any Warehouse Facility pursuant to which MSR Advances are made (a “Senior Indebtedness Facility”). Each Servicing Guarantor’s obligations under its Guarantee shall in all respects rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Servicing Guarantor, and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Servicing Guarantor; and only Senior Indebtedness of such Servicing Guarantor shall rank senior to the obligations of such Guarantor under its Guarantee in accordance with the provisions set forth herein. For purposes of this Article XIII, the obligations of each Servicing Guarantor under its Guarantee include any Special Interest payable pursuant to the provisions set forth in the Notes and the Registration Rights Agreement. All provisions of this Article XIII shall be subject to Section 13.12.

SECTION 10.02.  Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of a Servicing Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Servicing Guarantor or in a reorganization of or similar proceeding relating to such Servicing Guarantor or its property:

(i)  the holders of Senior Indebtedness of such Servicing Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness before Holders shall be entitled to receive any payment; and

(ii)  until the Senior Indebtedness of such Servicing Guarantor is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Indenture shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities.

SECTION 10.03.  Default on Senior Indebtedness of a Servicing Guarantor. A Servicing Guarantor shall not make any payment pursuant to its Guarantee (or pay any other Obligations relating to its Guarantee, including Special Interest, fees, costs, expenses, indemnities and rescission or damage claims) (collectively, “pay its Guarantee”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Guarantor Payment Default”):

(i)  any Obligation of such Servicing Guarantor on any Senior Indebtedness is not paid in full in cash when due (after giving effect to any applicable grace period); or

(ii)  any other default under any Senior Indebtedness Facility of such Servicing Guarantor occurs and the maturity of Senior Indebtedness under such Senior Indebtedness Facility is accelerated in accordance with its terms;

unless, in either case, the Guarantor Payment Default has been cured or waived and any such acceleration has been rescinded or the Senior Indebtedness under such Senior Indebtedness Facility has been paid in full in cash; provided, however, that such Servicing Guarantor shall be entitled to pay its Guarantee without regard to the foregoing if such Servicing Guarantor and the Trustee receive written notice approving such payment from the trustee, agent or representative (if any) of all Senior Indebtedness Facilities with respect to which the Guarantor Payment Default has occurred and is continuing.

During the continuance of any default (other than a Guarantor Payment Default) (a “Non-Guarantor Payment Default”) under any Senior Indebtedness Facility pursuant to which Senior Indebtedness is then outstanding and pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Servicing Guarantor shall not pay its Guarantee for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to such Guarantor and the Company) of written notice (a “Guarantee Blockage Notice”) of such Non-Guarantor Payment Default from the trustee, agent or representative (if any) of such Senior Indebtedness Facility specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter. So long as there shall remain outstanding any Senior Indebtedness, a Guarantee Blockage Notice may be given only by the administrative agent under the applicable Senior Indebtedness Facility unless otherwise agreed to in writing by the requisite lenders named therein. The Guarantee Payment Blockage Period shall end earlier if such Guarantee Payment Blockage Period is terminated (i) by written notice to the Trustee, the relevant Servicing Guarantor and the Company from the Person or Persons who gave such Guarantee Blockage Notice; (ii) because the default giving rise to such Guarantee Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 13.03 and Section 13.02 hereof), unless the lenders under such Senior Indebtedness Facility or the trustee, agent or representative of such Senior Indebtedness Facility shall have accelerated the maturity of such Senior Indebtedness or a Guarantor Payment Default has occurred and is continuing, the relevant Servicing Guarantor shall be entitled to resume paying its Guarantee after the end of such Guarantee Payment Blockage Period. No Guarantee of a Servicing Guarantor shall be subject to more than one Guarantee Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Senior Indebtedness Facilities of the relevant Servicing Guarantor during such period. However, in no event shall the total number of days during which any Guarantee Payment Blockage Period or Periods on a Guarantee of a Servicing Guarantor is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Guarantee Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Guarantee Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Guarantee Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

SECTION 10.04.  Demand for Payment. If payment of the Notes is accelerated because of an Event of Default and a demand for payment is made on a Servicing Guarantor pursuant to Article X hereof, the Company or such Servicing Guarantor shall promptly notify the lenders under the relevant Senior Indebtedness Facilities of such Servicing Guarantor or the trustee, agent or representative of such Senior Indebtedness Facility of such demand; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article XIII. If any MSR Advances of a Servicing Guarantor are outstanding, such Servicing Guarantor may not pay its Guarantee until five Business Days after the trustee, agent or representatives of all the holders of such Senior Indebtedness receive notice of such acceleration and, thereafter, may pay its Guarantee only if this Indenture otherwise permits payment at that time.

SECTION 10.05.  When Distribution Must Be Paid Over. If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the relevant Servicing Guarantor and pay it over to them as their interests may appear.

SECTION 10.06.  Subrogation. After all Senior Indebtedness of a Servicing Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article XIII to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the relevant Servicing Guarantor and Holders, a payment by such Servicing Guarantor on such Senior Indebtedness.

SECTION 10.07.  Relative Rights. This Article XIII defines the relative rights of Holders and holders of Senior Indebtedness of a Servicing Guarantor. Nothing in this Indenture shall:

(i)  impair, as between such Servicing Guarantor and Holders, the obligation of such Servicing Guarantor, which is absolute and unconditional, to make payments under its Guarantee in accordance with its terms;

(ii)  prevent the Trustee or any Holder from exercising its available remedies upon a default by such Servicing Guarantor under its obligations with respect to its Guarantee, subject to the rights of holders of Senior Indebtedness of such Servicing Guarantor to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Senior Indebtedness as set forth herein; or

(iii)  affect the relative rights of Holders and creditors of such Servicing Guarantor other than their rights in relation to holders of Senior Indebtedness.

SECTION 10.08.  Subordination May Not Be Impaired by a Servicing Guarantor. No right of any holder of Senior Indebtedness of a Servicing Guarantor to enforce the subordination of the obligations of such Guarantor under its Guarantee shall be impaired by any act or failure to act by such Servicing Guarantor or by its failure to comply with this Indenture.

SECTION 10.09.  Rights of Trustee and Paying Agent. Notwithstanding Section 13.03 hereof, the Trustee or any Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives notice satisfactory to him that payments may not be made under this Article XIII. A Servicing Guarantor, the Registrar, the Paying Agent, a trustee, agent or representative or a holder of Senior Indebtedness of such Servicing Guarantor shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of such Servicing Guarantor has a trustee, agent or representative, only the trustee, agent or representative shall be entitled to give the notice.

The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of a Servicing Guarantor with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XIII with respect to any Senior Indebtedness of a Servicing Guarantor which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article XIII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof or any other Section of this Indenture.

Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of a Servicing Guarantor, the distribution may be made and the notice given to their trustee, agent or representative (if any).

SECTION 10.10.  Article XIII Not to Prevent Events of Default or Limit Right To Demand Payment. The failure of a Servicing Guarantor to make a payment pursuant its Guarantee by reason of any provision in this Article XIII shall not be construed as preventing the occurrence of a default by such Guarantor under its Guarantee. Nothing in this Article XIII shall have any effect on the right of the Holders or the Trustee to make a demand for payment on a Servicing Guarantor pursuant to Article X hereof.

SECTION 10.11.  Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article VIII or Article XII hereof shall not be subordinated to the prior payment of any Senior Indebtedness of any Servicing Guarantor or subject to the restrictions set forth in this Article XIII, and none of the Holders shall be obligated to pay over any such amount to such Servicing Guarantor or any holder of Senior Indebtedness of such Servicing Guarantor or any other creditor of such Servicing Guarantor, provided that the subordination provisions of this Article XIII were not violated at the time the applicable amounts were deposited in trust pursuant to Article VIII or Article XII hereof, as the case may be

SECTION 10.12.  Trustee Entitled to Rely. Upon any payment or distribution pursuant to this Article XIII, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 13.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the trustee, agent or representatives of Senior Indebtedness of a Servicing Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of such Servicing Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIII. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of a Servicing Guarantor to participate in any payment or distribution pursuant to this Article XIII, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XIII, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 hereof shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XIII.

SECTION 10.13.  Trustee to Effectuate Subordination. A Holder by its acceptance of a Note agrees to be bound by this Article XIII and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Senior Indebtedness of a Servicing Guarantor as provided in this Article XIII and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.14.  Trustee Not Fiduciary for Holders of Senior Indebtedness of Servicing Guarantors. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of a Servicing Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or such Servicing Guarantor or any other Person, money or assets to which any holders of Senior Indebtedness of such Servicing Guarantor shall be entitled by virtue of this Article XIII or otherwise.

SECTION 10.15.  Reliance by Holders of Senior Indebtedness of a Servicing Guarantor on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of a Servicing Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of a Servicing Guarantor may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article XIII or the obligations hereunder of the Holders to the holders of the Senior Indebtedness of such Servicing Guarantor, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness of such Servicing Guarantor, or otherwise amend or supplement in any manner Senior Indebtedness of such Servicing Guarantor, or any instrument evidencing the same or any agreement under which Senior Indebtedness of such Servicing Guarantor is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness of such Servicing Guarantor; (iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness of such Servicing Guarantor; and (iv) exercise or refrain from exercising any rights against such Servicing Guarantor and any other Person.

[Signatures on following page]

Dated as of May 4, 2006
COMPANY

SAXON CAPITAL, INC.

By:

Name:

Title:

GUARANTORS

SAXON FUNDING MANAGEMENT, INC., as Guarantor

By:

Name:

Title:

SAXON CAPITAL HOLDINGS, INC., as Guarantor

By:

Name:

Title:

SCI SERVICES, INC., as Guarantor

By:

Name:

Title:

SAXON MORTGAGE SERVICES, INC., as Guarantor

By:

Name:

Title:

SAXON MORTGAGE, INC., as Guarantor

By:

Name:

Title:

SAXON HOLDING, INC., as Guarantor

By:

Name:

Title:

TRUSTEE

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT A

THE HOLDER OF THIS NOTE BY ACCEPTANCE HEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT IF IT IS A PURCHASER IN A SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OF THE SECURITIES ACT, IT ACKNOWLEDGES THAT, UNTIL EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” WITHIN THE MEANING OF RULE 903 OF REGULATION S, ANY OFFER OR SALE OF THIS NOTE SHALL NOT BE MADE BY IT TO A U.S. PERSON TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON WITHIN THE MEANING OF RULE 902(k) UNDER THE SECURITIES ACT.1  This paragraph should be included only for Regulation S Global Notes.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.2  This paragraph should be included only if the Notes are issued in global form.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.3  This paragraph should be included only if the Notes are issued in global form.,4  This note may be transferred in accordance with Section 2.16 of the Indenture.

THE SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED THE (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF NOTES OFFERED AND SOLD UNDER RULE 144A: TWO YEARS AND IN THE CASE OF NOTES OFFERED AND SOLD UNDER REGULATIONS S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT TO CLAUSES (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Face of Note]

CUSIP NO. [_________]5  QIB CUSIP: 80556PAA2

Regulation S CUSIP: U8038T AAO

IAI CUSIP: 80556PAB0

Exchange Note CUSIP: 80556PAC8

Senior Notes due 2014

No. ___

$[__________________]

SAXON CAPITAL, INC. promises to pay to _________________________________________________________ or its registered assigns, the principal amount of _____________________________________________ Dollars ($______________________________) on May 1, 2014.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Subject to Restrictions set forth in this Note.

IN WITNESS WHEREOF, Saxon Capital, Inc. has caused this instrument to be duly executed.

Dated: [            ]
SAXON CAPITAL, INC.

By:

Name:

Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST

COMPANY AMERICAS, as Trustee

By:

Authorized Signatory

By:

Authorized Signatory

[Back of Note]

Senior Notes due 2014

1.  Interest

Saxon Capital, Inc., a Maryland corporation (the “Company”), promises to pay cash interest on the principal amount of this Note at the rate of 12% per annum from May 4, 2006 until maturity. The interest rate on the Notes is subject to increase pursuant to the provisions of the Registration Rights Agreement entered into on the Measurement Date. The Company will pay interest semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from May 4, 2006; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face and the next succeeding Interest Payment Date, interest shall accrue from and including such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2006. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Notes in certificated form, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture

The Company issued the Notes under an Indenture dated as of May 4, 2006 (the “Indenture”) among the Company, the Guarantors and the Trustee. Capitalized terms not otherwise defined herein are used herein as defined in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.	Optional Redemption

(a) At any time, or from time to time, on or prior to May 1, 2009, the Company may, at this option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Initial Notes and any Additional Notes initially issued under the Indenture at a redemption price of 112.000% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

(b) In addition, the Notes may be redeemed, in whole or in part, at any time prior to final maturity at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date.

6.	Mandatory Redemption and Repurchase

Except as otherwise provided in Paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes or be required to repurchase any of the Notes.

7.	Repurchase at Option of Holder

(a) If there is a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 in minimum principal amount and integral multiples of $1,000) of each Holder’s Notes at a purchase price equal 101% of the aggregate principal amount thereof plus (ii) accrued and unpaid cash interest thereon, if any, to the date of purchase. The Change of Control Offer shall be made in accordance with Section 4.16 of the Indenture (such sum, the “Change of Control Payment”).

(b) If the Company or a Restricted Subsidiary thereof consummates any Asset Sale, the Company may be required to offer to purchase the Notes in accordance with Section 4.11 of the Indenture.

(c) If the Company consummates any Excess Cash Flow Offer, the Company may be required to offer to purchase the Notes in accordance with Section 4.17 of the Indenture.

8. Denominations, Transfer, Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or repurchase, except for the unredeemed or unrepurchased portion of any Note being redeemed or repurchased in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or repurchased or during the period between a record date and the corresponding Interest Payment Date.

9.	Persons Deemed Owners

The registered Holder of a Note may be treated as its owner for all purposes.

10.	Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

11. Defaults and Remedies

Each of the following is an Event of Default: (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days; (2) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 as it relates to the Company, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Funding Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time; (5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than a judgment or judgments in respect of Funding Indebtedness where the judgment creditor (in its capacity as such) does not have rights against assets of the Company and its Restricted Subsidiaries other than those assets that secure such Funding Indebtedness) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments to the extent covered by an insurance company that has not contested coverage of such judgment or judgments in writing); (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Significant Subsidiary that is a Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in the then outstanding principal amount of the Notes may declare the principal of and accrued interest on all the then outstanding Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. The Holders of a majority in the then outstanding principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA.

Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

At any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in the then outstanding principal amount of the Notes may rescind and cancel such declaration and its consequences: (i) if the rescission would not conflict with any judgment or decree; (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Under the Indenture, the Company will be required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

12.	Trustee Dealings with Company

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13.	No Recourse Against Others

No past, present or future director, officer, employee, incorporator, agent or stockholder of the Company or any Guarantor, as such, will have any liability for obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14.	Governing Law

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE AND THE INDENTURE WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AND THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

15. Authentication

This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.	Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes

In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the applicable Registration Rights Agreement.

18.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or any Registration Rights Agreement. Requests may be made to:

Saxon Capital, Inc.

4860 Cox Road Suite 300

Glen Allen, VA 23060

Attention: Secretary

19. Subordination of Certain Guarantees

The Guarantees of each Servicing Guarantor are subordinated to its Senior Indebtedness on the terms and subject to the conditions set forth in the Indenture. To the extent provided in the Indenture, Senior Indebtedness of a Servicing Guarantor must be paid before the Guarantee of such Servicing Guarantor may be paid. The Company agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:   Your Signature:
(Sign exactly as your name appears
on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11, 4.16 or 4.17 of the Indenture, check the appropriate box below:

☐ Section 4.11

☐ Section 4.16

☐ Section 4.17

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11, 4.16 or 4.17 of the Indenture, state the amount you elect to have purchased: $_______________.

Date:   Your Signature:
(Sign exactly as your name appears
on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTES

Saxon Capital, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060

Attention: Chief Financial Officer

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

Attention: Trust and Securities Services

Re: CUSIP # _________________

Reference is hereby made to the Indenture, dated as of May 4, 2006 (the “Indenture”), among Saxon Capital, Inc. (the “Company” and the “Company”), the Guarantors, and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned __________________ (transferor) (check one box below):

☐
hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.06 of the Indenture;

☐	hereby requests the Trustee to exchange or register the transfer of a Note or Notes to _____________ (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(k) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)	☐	to the Company or any of its subsidiaries; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

(3)	☐
inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder; or

(5)	☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(6)	☐	in another transaction that does not require registration under the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated: _________________________
NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE6  Should be included only in Notes issued in global form.

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

GUARANTEE

For value received, the undersigned hereby unconditionally guarantees, to the Holder of this Note the cash payments in United States dollars of principal of, premium, if any, and interest on this Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note, if lawful, and the payment or performance of all other Obligations of the Company under the Indenture or this Note, to the Holder of this Note and the Trustee, in accordance with the Note, Article X of the Indenture and this Guarantee, including the terms stated in the Note, the Indenture and this Guarantee. The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Note. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of May 4, 2006 among Saxon Capital, Inc., a Maryland corporation, the undersigned, and Deutsche Bank Trust Company Americas, as trustee (as amended or supplemented, the “Indenture”).

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The undersigned hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guarantee.

This Guarantee is subject to release upon the terms set forth in the Indenture.

[Guarantor]

By:

Name:

Title:

EXHIBIT B

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Saxon Capital, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060

Attention: Chief Financial Officer

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

Attention: Corporate Trust Department

Re:	Saxon Capital, Inc. (the “Company”)

SENIOR NOTES DUE 2014 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S]

Saxon Capital, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060

Attention: Chief Financial Officer

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

Attention: Corporate Trust Department

Re:	Saxon Capital, Inc. (the “Company”)

12% SENIOR NOTES DUE 2014 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4) the transaction is being made in compliance with any applicable securities laws of any state of the United States or any other applicable jurisdiction; and

(5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and not the result of offers or sales specifically targeted to an identifiable group of U.S. citizens abroad.

If the transfer of the beneficial interest occurs prior to the expiration of the 40-day distribution compliance period set forth in Regulation S, the transferred beneficial interest will be held immediately thereafter through Euroclear or Clearstream.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(c)(3) or Rule 904(c)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(c)(3) or Rule 904(c)(1), as the case may be.

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

Saxon Capital, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005

Attention: Corporate Trust Department

Re:	12% Senior Notes due 2004

Reference is hereby made to the Indenture, dated as of May 4, 2006 (the “Indenture”), among Saxon Capital, Inc. (the “Company” and the “Company”), the Guarantors, and Deutsche Bank Trust Company Americas, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(i)☐ a beneficial interest in a Global Note, or

(ii)☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture, and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (a) to the Company (b) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person whom we reasonably believe is a qualified institutional buyer within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer, in each case, to whom notice is given that the offer, resale, pledge or other transfer is being made in reliance on Rule 144A, (c) to non-U.S. persons in offshore transactions in accordance with Rule 904 of Regulation S under the Securities Act,

(d) after the later of the second anniversary of the issuance of the relevant Notes or the date that is three months after the Transferor has ceased to be an affiliate of the Company, (e) pursuant to an effective registration statement under the Securities Act or (f) in any other transaction that does not require registration under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of any of clauses (a) through (f) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:

Name:

Title:

Dated: ___________________________